Exhibit 10.6

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into this 8th day of December 2011 (retroactive to August 1, 2011) by and between First Trinity Financial Corporation an Oklahoma corporation (the "Company"), and Gregg Zahn ("Employee").

The Corporation and Employee entered into an Employment Agreement dated June 7, 2010 (the "Employment Agreement") which contains the terms and conditions of the Company's employment of the Employee. The Company and Employee now desire to amend and correct certain provisions of the Employment Agreement.

 The Employment Agreement may be amended by the Company and Employee in accordance with section 11(a) of the Employment Agreement upon the mutual consent of the Company and Employee.

NOW, THEREFORE, in consideration of the following promises and mutual covenants, and intending to be legally bound, the parties agree as follows:

Except as otherwise specifically provided in this Amendment, the capitalized terms used in this Amendment and defined in the Employment Agreement shall have the same meanings as provided in the Employment Agreement.

1.	AMENDMENT OF SECTION 3 A. Compensation

Section 3A Compensation of the Employment Agreement is amended and corrected by deleting the terms of that section in their entirety and substituting the following in their place, reading in their entirety as follows:

2.	COMPENSATION

(a) Base Salary.  As compensation for all services rendered by the employee under this agreement, Company will pay Employee a base salary of $22,917 per month,  payable periodically, in substantially equal amounts, but no less often than semi-monthly in accordance with company's payroll practices from time to time in effect. In addition upon the company reaching $100,000,000 in consolidated GAAP assets employee will receive an automatic base salary increase to $ 25,000 per month payable periodically, in substantially equal amounts, but no less often than semi-monthly in accordance with company's payroll practices from time to time in effect. In addition to the monthly compensation above, Employee shall receive a $850 per month vehicle allowance on the first day of each month during the term of this agreement.

3.	EFFECT OF AMENDMENT ON EMPLOYMENT AGREEMENT.

All provisions of this Amendment shall be deemed to be incorporated in, and made part of, the Employment Agreement, and the Employment Agreement, as amended and supplemented by this Amendment, shall be read, taken, and construed as one and the same agreement. Other than as expressly set forth herein, this Amendment shall not constitute a consent or waiver to or modification of any term or condition of the Employment Agreement. Subject to the express modifications made by this Amendment, all terms, provisions, covenants, representations, warranties, agreements, and conditions contained in the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by the Chairman of the Board and Employee has executed this Amendment, both as of the day and year first written above.

First Trinity Financial Corporation

By:	/s/ Charles W. Owens	By:	/s/ Gregg E. Zahn
	Charles W. Owens		Gregg E. Zahn, Employee
Chairman of the Compensation Committee